Exhibit 99

AmeriCann Nearly Doubles Quarterly Revenue

Company Benefits from Increased Production/Sales at its Flagship Massachusetts Cannabis Center

Boston, MA - October 6, 2020 - AmeriCann, Inc. (ACAN), a cannabis company that develops state-of-the-art cultivation, processing and product manufacturing facilities, provided a quarterly operations update for its new state-of-the-art cannabis cultivation and processing facility in Massachusetts.

AmeriCann’s Operating Revenue from Building 1, the completed first phase at its flagship Massachusetts Cannabis Center, increased 178% for the quarter ending September 30, 2020 from the prior quarter.

Massachusetts Cannabis Center Artist Rendering

AmeriCann’s Massachusetts Cannabis Center is located on a 52-acre parcel in Southeastern Massachusetts. The MCC project is permitted for 987,000 sq. ft. of cannabis cultivation and processing infrastructure, which is being developed in phases, and supports both the existing medical cannabis and the adult-use cannabis markets.

The initial phase of the development, Building 1, is a 30,000 square foot cultivation greenhouse and processing facility, that utilizes AmeriCann’s proprietary “Cannopy” system. Building 1 is fully-occupied by Bask, Inc., an existing Massachusetts licensed vertically integrated cannabis operator.

AmeriCann receives Base Rent and a Revenue Participation Fee from Bask of 15% of all gross monthly sales of cannabis, cannabis-infused products and non-cannabis products produced.

“The significant increase in Operating Revenue for the quarter is a continuation of consistent month to month revenue increases for AmeriCann,” stated AmeriCann CEO Tim Keogh. “While our Building 1 facility is new, the premium sustainable cannabis produced at our Massachusetts Cannabis Center is setting new standards for Massachusetts.”

A summary of operational highlights included the following:

●	AmeriCann’s Operating Revenue from Building 1 increased 178% from the quarter that ended September 30, 2020 from the prior quarter.

●

Massachusetts cannabis sales continue to increase significantly. Adult-use cannabis sales increased by 63% from August 2019 to August 2020 with an increase of over $31,000,000 million in sales to $80,310,583.

●	Cannabis sales nationally have increased dramatically as the industry has emerged as one of the major economic beneficiaries in 2020.

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AmeriCann has filed license applications for Building 2 – the next planned phase of the MCC development. Building 2 calls for 180,000 additional square feet of cannabis cultivation and manufacturing infrastructure.

About AmeriCann

AmeriCann (OTCQB:ACAN) is a cannabis company that develops cultivation, processing and product manufacturing facilities.

AmeriCann uses greenhouse technology which is superior to the current industry standard of growing cannabis in warehouse facilities under artificial lights. According to industry experts, by capturing natural sunlight, greenhouses use 25 percent fewer lights, and utility bills are up to 75 percent less than in typical warehouse cultivation facilities. As such, AmeriCann's Cannopy System enables cannabis to be produced with a greatly reduced carbon footprint, making the final product less expensive. Additionally, greenhouse construction costs are nearly half of warehouse construction costs.

AmeriCann is also designing GMP Certified cannabis extraction and product manufacturing infrastructure. Through a wholly-owned subsidiary, AmeriCann Brands, Inc., the Company intends to secure licenses to produce cannabis infused products including beverages, edibles, topicals and concentrates. AmeriCann Brands, Inc. plans to operate a Marijuana Product Manufacturing business at the Massachusetts Cannabis Center with over 40,000 square feet of state-of-the art extraction and product manufacturing infrastructure.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional uncertainties that could impact the Company's forward-looking statements, please see the Company’s Registration Statement on Form S-1 which may be viewed at www.sec.gov.

Contact Information:

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